Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-158589
March 30, 2011
PRICING TERM SHEET
BRANDYWINE OPERATING PARTNERSHIP, L.P.
$325,000,000 4.95% GUARANTEED NOTES DUE 2018

Issuer:	Brandywine Operating Partnership, L.P.
Guarantor:	Brandywine Realty Trust
Size:	$325,000,000
Maturity:	April 15, 2018
Coupon (Interest Rate):	4.95%
Yield to Maturity:	5.137%
Spread to Benchmark Treasury:	+230 basis points (2.30%)
Benchmark Treasury:	2.75% due February 28, 2018
Benchmark Treasury Price and Yield:	99-14+ / 2.837%
Interest Payment Dates:	April 15 and October 15, beginning on October 15, 2011
Redemption Provisions:	At any time before 30 days prior to the maturity date, at the Treasury rate plus 35 basis points.

If the notes are redeemed on or after 30 days prior to the maturity date, at 100% of the principal amount of the notes being redeemed, plus accrued interest thereon.

Price to Public:	98.907% of principal amount
Type of Offering:	SEC registered
Trade Date:	March 30, 2011
Settlement Date:	April 5, 2011 (T+4)
CUSIP/ISIN:	105340 AL7/ US105340AL76
Joint Book-Running Managers:	Wells Fargo Securities, LLC J.P. Morgan Securities LLC Citigroup Global Markets Inc.

Senior Co-managers: Co-managers:	BNY Mellon Capital Markets, LLC
Deutsche Bank Securities Inc.
Morgan Keegan & Company, Inc.
PNC Capital Markets LLC
RBS Securities Inc.
TD Securities (USA) LLC
U.S. Bancorp Investments, Inc.
Barclays Capital Inc.
BMO Capital Markets Corp.
Comerica Securities, Inc.
Commerz Markets LLC
Goldman, Sachs & Co.
Janney Montgomery Scott LLC
RBC Capital Markets, LLC
Santander Investment Securities Inc.
SunTrust Robinson Humphrey, Inc.
UBS Securities LLC
Listing:	None
Ratings*:	Moody’s Investor Services: Baa3 (stable) Standard & Poor’s Rating Services: BBB- (stable) Fitch Ratings: BB+ (stable)

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a preliminary prospectus and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement, the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling Brandywine Realty Trust Investor Relations collect at 610-325-5600 (or emailing howard.sipzner@bdnreit.com), Wells Fargo Securities, LLC toll free at 1-800-326-5897, J.P. Morgan Securities LLC collect at 212-834-4533, or Citigroup Global Markets Inc. toll free at 1-877-858-5407.